UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ADVANCED CANNABIS SOLUTIONS, INC
(Exact name of registrant as specified in its charter)

Colorado
(State or other jurisdiction of incorporation or organization)

1389
(Primary Standard Industrial Classification Code Number)

20-8096131
(IRS Employer I.D. Number)

7750 N. Union Blvd., suite 201
Colorado Springs, CO  80920
(719) 590-1414
(Address, including zip code, and telephone number  including area of principal executive offices)

Robert L. Frichtel
7750 N. Union Blvd., Suite 201
Colorado Springs, Colorado 80920
(719) 590-1414
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

William T. Hart, Esq.
Hart & Hart, LLC
1624 Washington Street
Denver, Colorado  80203
(303) 839-0061

As soon as practicable after the effective date of this Registration Statement
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☑[X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐[ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐               Accelerated filer ☐

 Non-accelerated filer ☐               Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock (2)

Total	2,415,700	$12.50	$30,196,250	$3,890

(1)	Offering price computed in accordance with Rule 457 (c).
(2)	Shares of common stock offered by selling shareholders.

Pursuant to Rule 416, this Registration Statement includes such indeterminate number of additional securities as may be required for issuance as a result of any stock dividends, stock splits or similar transactions.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

ADVANCED CANNABIS SOLUTIONS, INC.
Common Stock

By means of this prospectus a number of our shareholders are offering to sell up to 2,415,700 shares of our common stock.

Our common stock is traded on the OTC Bulletin Board under the symbol “CANN”.  On January 31, 2014, the closing price of our common stock was $14.25.

The shares owned by selling shareholders may be sold in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

Although we will receive proceeds if any of our Series A Warrants are exercised,  we will not receive any proceeds from the sale of the common stock by the selling stockholders.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.  FOR A DESCRIPTION OF CERTAIN IMPORTANT FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

The date of this prospectus is ___________, 2014.

PROSPECTUS SUMMARY

We were incorporated on November 12, 1987 in Colorado, under the name Promap Corporation.  Until August 2013 our primary business involved the sale of maps to the oil and gas industry.

On August 14, 2013, we acquired 92% of Advanced Cannabis Solutions, Inc., (“ACS”) a private Colorado corporation.  On October 1, 2013 we changed our name to Advanced Cannabis Solutions, Inc.

On November 19, 2013 we acquired the remaining 973,000 outstanding shares of ACS in exchange for the issuance of 973,000 shares of our common stock to the former shareholders of ACS.  In connection with the transaction, we issued 973,000 Series A warrants to the former ACS shareholders in exchange for a like number of warrants held by the former ACS shareholders.  The Series A warrants we issued have the same terms as the warrants exchanged by the former ACS shareholders.

We plan to lease growing space and related facilities to licensed marijuana growers and dispensary owners for their operations. Additionally, we plan to provide a variety of services to the cannabis industry, such as compliance support and consulting.

The Offering

By means of this prospectus, a number of our shareholders/warrant holders are offering to sell:

●	up to 973,000 shares of our common stock which they acquired in connection with our acquisition of Advanced Cannabis Solutions, Inc.;

●	up to 973,000 shares of our common stock which they may receive upon the exercise of our Series A warrants;

●	up to 427,000 shares of our common stock which they may receive upon the conversion of notes; and

●	up to 42,700 shares of our common stock issuable upon the exercise of warrants we issued to the placement agent for our offering of convertible notes.

See the section of this prospectus entitled “Selling Shareholders” for more information.

The purchase of the securities offered by this prospectus involves a high degree of risk.  Risk factors include the lack of any relevant operating history, losses since we were incorporated, the possible need for us to sell shares of our common stock or other securities to raise capital.  In addition, our auditors, in their report on our financial statements for the year ended December 31, 2012 expressed substantial doubt as to our ability to continue in business.  See the “Risk Factors” section of this prospectus below for additional Risk Factors.

Forward-Looking Statements

This prospectus contains or incorporates by reference forward-looking statements, concerning our financial condition, results of operations and business.  These statements include, among others:

●	statements concerning the benefits that we expect will result from the business activities that we contemplate; and

●	statements of our expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

You can find many of these statements by looking for words such as “believes”, “expects”, “anticipates”, “estimates” or similar expressions used in this prospectus.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied in those statements.  Because the statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied.  We caution you not to put undue reliance on these statements, which speak only as of the date of this prospectus.

To the extent, the information contained in this prospectus, changes in any material respect, we will amend this prospectus.

RISK FACTORS

This section of the prospectus discloses all material risks known to us.  We do not make, nor have we authorized any other person to make, any representation about the future market value of our common stock.  In addition to the other information contained in this prospectus, the following factors should be considered carefully in evaluating an investment in our securities.  If any of the risks discussed below materialize, our common stock could decline in value or become worthless.

We have a limited operating history and may never be profitable.  Since we recently commenced operations under our new business plan, it is difficult for potential investors to evaluate our business. We will need to raise additional capital in order to fund our operations.  There can be no assurance that we will be profitable or that the shares which may be sold in this offering will have any value.

We may be unable to acquire the properties that are critical to our proposed business.  Our business plan involves the acquisition of properties which will be leased to marijuana growers.    There can be no assurance that we will be able to obtain the capital needed to purchase any properties.

Our failure to obtain capital may significantly restrict our proposed operations.  We need capital to operate and fund our business plan.  We do not know what the terms of any future capital raising may be but any future sale of our equity securities will dilute the ownership of existing stockholders and could be at prices substantially below the price of the shares of common stock sold in this offering.  The failure of us to obtain the capital which it requires may result in the slower implementation of our business plan.

Our proposed business is dependent on laws pertaining to the marijuana industry. Continued development of the marijuana industry is dependent upon continued legislative authorization of marijuana at the state level.  Any number of factors could slow or halt progress in this area.  Further, progress, while encouraging, is not assured.  While there may be ample public support for legislative action, numerous factors impact the legislative process.  Any one of these factors could slow or halt use of marijuana, which would negatively impact our proposed business.

As of January 31, 2014, 21 states and the District of Columbia allow its citizens to use medical marijuana.  Additionally, voters in the states of Colorado and Washington approved ballot measures last November to legalize cannabis for adult use.  The state laws are in conflict with the federal Controlled Substances Act, which makes marijuana use and possession illegal on a national level. The Obama administration has effectively stated that it is not an efficient use of resources to direct law federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical marijuana.   However, there is no guarantee that the administration will not change its stated policy regarding the low-priority enforcement of federal laws.  Additionally, any new administration that follows could change this policy and decide to enforce the federal laws strongly.  Any such change in the federal government’s enforcement of current federal laws could cause significant financial damage to us and its shareholders.

Further, and while we do not intend to harvest, distribute or sell cannabis, by leasing facilities to growers of marijuana, we could be deemed to be participating in marijuana cultivation, which remains illegal under federal law, and exposes us to potential criminal liability, with the additional risk that our properties could be subject to civil forfeiture proceedings.

The marijuana industry faces strong opposition.  It is believed by many that large well-funded businesses may have a strong economic opposition to the marijuana industry.  We believe that the pharmaceutical industry clearly does not want to cede control of any product that could generate significant revenue.  For example, medical marijuana will likely adversely impact the existing market for the current “marijuana pill” sold by mainstream pharmaceutical companies.  Further, the medical marijuana industry could face a material threat from the pharmaceutical industry, should marijuana displace other drugs or encroach upon the pharmaceutical industry’s products.  The pharmaceutical industry is well funded with a strong and experienced lobby that eclipses the funding of the medical marijuana movement.  Any inroads the pharmaceutical industry could make in halting or impeding the marijuana industry could have a detrimental impact on our proposed business.

Marijuana remains illegal under Federal law.  Marijuana is a schedule-I controlled substance and is illegal under federal law.  Even in those states in which the use of marijuana has been legalized, its use remains a violation of federal law.  Since federal law criminalizing the use of marijuana preempts state laws that legalize its use, strict enforcement of federal law regarding marijuana would likely result in our inability to proceed with its business plan.

Potential users of our proposed facility may have difficulty accessing the service of banks, which may make it difficult for them to operate.  Since the use of marijuana is illegal under federal law, there is a compelling argument that banks cannot accept for deposit funds from businesses involved with marijuana.  Consequently, businesses involved in the marijuana industry often have trouble finding a bank willing to accept their business.  The inability to open bank accounts may make it difficult for potential tenants of our proposed facility to operate.

Laws and regulations affecting the medical marijuana industry are constantly changing, which could detrimentally affect our proposed operations.  Local, state and federal medical marijuana laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or alter its business plan. In addition, violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on its operations.  In addition, it is possible that regulations may be enacted in the future that will be directly applicable to our proposed business.  We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on its business.

Potential competitors could duplicate our business model.  There is no aspect of our business which is protected by patents, copyrights, trademarks, or trade names.  As a result, potential competitors could duplicate our business model with little effort.

We are dependent on its management and the loss of any of its officers could harm our business.  Our future success depends largely upon the experience, skill, and contacts of our officers.  The loss of the services of these officers may have a material adverse effect upon our business.

As of the date of this Prospectus there was only a limited market for our common stock.  As a result, purchasers of the securities offered by this Prospectus may be unable to sell these securities or recover any amounts which they paid for their shares.

Disclosure requirements pertaining to penny stocks may reduce the level of trading activity in the market for our common stock and investors may find it difficult to sell their shares. Trades of our common stock will be subject to Rule 15g-9 of the Securities and Exchange Commission which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors.  For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale.  The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in "penny stocks".  Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system).  The penny stock rules require a broker/ dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account.  The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation.

MARKET FOR OUR COMMON STOCK.

Our common stock is listed on the OTC Bulletin Board under the symbol “CANN”.

Trading of our stock on the OTC Bulletin Board began on August 15, 2013.  Shown below is the range of high and low sales prices for our common stock as reported by the OTC Bulletin Board for the periods presented.

Quarter Ended	High	Low
September 30, 2013	$5.75	$1.60
December 31, 2013	$4.10	$1.91

            As of January 31, 2014, the closing price of our common stock on the OTC Bulletin Board was $14.25.

As of January 31, 2014, we had 13,347,000 outstanding shares of common stock and 160 shareholders of record.

Holders of our common stock are entitled to receive dividends as may be declared by the Board of Directors.  Our Board of Directors is not restricted from paying any dividends but is not obligated to declare a dividend.  No cash dividends have ever been declared and it is not anticipated that cash dividends will ever be paid.  We currently intend to retain any future earnings to finance future growth.  Any future determination to pay dividends will be at the discretion of the board of directors and will depend on our financial condition, results of operations, capital requirements and other factors the board of directors considers relevant.

Our Articles of Incorporation authorize our Board of Directors to issue up to 5,000,000 shares of preferred stock.  The provisions in the Articles of Incorporation relating to the preferred stock allow directors to issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of common stock.  The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if these transactions are not favored by management.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATION

We were incorporated on November 12, 1987 in Colorado, under the name Promap Corporation.  Prior to December 2013, we made hard copy and digital format maps for the oil and gas industry.  During that period of time, most of our sales were to a Company controlled by our the Chief Executive Officer On August 14, 2013, we acquired 92% of Advanced Cannabis Solutions Inc., a private Colorado corporation.  On November 19, 2013 we acquired the remaining shares of Advanced Cannabis Solutions.

During the years ended December 31, 2011 and 2012 we provided hard copy and digital format oil and gas production to oil and gas companies in the United States and Canada.  Our maps covered various geologic basins in numerous areas including:  Denver Basin, Powder River Basin, Michigan Basin, Williston Basin, Arkoma Basin, Illinois Basin, Cincinnati Arch, Uintah - Piceance Basins and The Nevada Basin.  We also provided maps of the North American Coal Basin and Coal Bed Methane Activity and North American Devonian - Mississippian Shale Map with detailed pipeline locations.  On December 31, 2013 we sold our oil and gas mapping business to our former Chief Executive Officer in consideration for his agreement to assume all liabilities associated with the mapping business.

Since August 2013, our core activity has been to provide sophisticated services and solutions to the regulated cannabis industry throughout the United States by leasing growing space and related facilities to licensed marijuana growers and dispensary owners for their operations.  Tenants will pay rent and other fees to us for the use of the properties, all in compliance with applicable local and state laws and regulations.  Additionally, we plan to provide a variety of services to the marijuana industry.

Our initial focus will be on opportunities within Colorado, which has allowed its citizens to use medical marijuana since 2000. Voters in Colorado recently approved a ballot measure in November 2013 to legalize marijuana for recreational adult use.

The following discussion analyzes our financial condition and summarizes the results of operations for the year ended December 31, 2012 and the nine months ended September 30, 2013.  This discussion and analysis should be read in conjunction with our financial statements included as part of this prospectus.

While we do not intend to harvest, distribute or sell cannabis, we may be irreparably harmed by a change in enforcement by the Federal or state governments.

The acquisition of Advanced Cannabis Solutions was accounted for as a reverse acquisition and recapitalization using accounting principles applicable to reverse acquisition.  Under this type of accounting ACS is considered to have acquired us.  Consequently, ACS’ financial results are disclosed for the three months ended September 30, 2013 and the for the period of inception (June 5, 2013) through September 30, 2013, while our financial results have only been consolidated with those of ACS from August 14, 2013, forward.

Results of Operations

Year Ended December 31, 2012

Material changes of items in our Statement of Operations for the year ended December 31, 2012 as compared to the same period in the prior year are discussed below.

Revenues for the year ended December 31, 2012 were $21,031 as compared to the revenues of $61,562 for the year ended December 31, 2011.  The revenues decreased 66% primarily due to the fact that we focused most of our attention during the year to developing a new line of updated maps.

The cost of goods sold for the year ended December 31, 2012 was $48,109 as compared to $31,248 for the year ended December 31, 2011.  This 54% increase was due to the expenses incurred in connection with developing a new, updated line of maps which was rolled out during the fourth quarter.

We had a bad debt expense of $11,790 for the year ended December 31, 2012 as compared to $38,958 for the year ended December 31, 2011.  Most of our receivables were from related parties and management expects most of them to be paid during 2013.

Our general and administrative expenses were $40,718 for the year ended December 31, 2012 as compared to $51,467 for the prior year.  The 21% decrease was primarily due to the fact that in the prior year we completed our initial public offering and incurred more legal and accounting expenses in addition to expenses related to having our stock listed on the OTC Bulletin Board.

During the year ended December 31, 2012, we received $59,245 in payments on accounts receivable that had previously been written off as bad debt expenses, we did not have any recoveries of bad debts in the prior year.

The net loss for the year ended December 31, 2012 was $20,323 as compared to a net loss of $58,683 for the prior year.  The reason for the smaller loss was due to the fact that the Company had a bad debt expense of $38,958 in the year ended December 31, 2011 and then in the most recent year, most of these receivables, in addition to other receivables were paid.

Nine Months Ended September 30, 2013

Material changes of items in our Statement of Operations for the nine months ended September 30, 2013 as compared to the same period in the prior year are discussed below.

We recognized no revenue and incurred no expenses in the period from June 5, 2013 to June 30, 2013. Consequently our financial results are identical for the nine month period ended September 30, 2013 and the period from June 5, 2013 to September 30, 2013.

Operating expenses for the nine months ended September 30, 2013 consisted of general and administrative expenses of $9,229 for the mapping division and $463,059 for the real estate division.

During the three months ended September 30, 2013 we paid $150,000 to acquire an option to acquire real estate in Boulder, Colorado.  The option expired, unexercised, and consequently we wrote off the full cost of the option.

The net loss for the nine months ended September 30, 2013 was ($472,016).  Most of this loss was due to startup costs for the real estate division, consisting of legal and consulting fees, as well as salaries for management.

Liquidity and Capital Resources

Our sources and (uses) of funds for the years ended December 31, 2012 and 2011 and the nine months ended September 30, 2013 are shown below:

			Three Months Ended
	Year Ended December 31,		September 30,
	2011	2012	2013
Net cash provided by (used in) operations	$(42,460)	$(13,970)	$(271,454)

Purchase and cancellation of common stock	-	-	$(100,000)

Purchase of option to acquire real property			$(150,000)

Cash acquired in merger			1,238

Sale of common stock	$56,050	-	$985,400

Cash on hand at beginning of period	$15,361	$28,981	-

During the three months ended September 30, 2013, paid $150,000 for an option (which has since expired) to acquire real estate in Boulder, Colorado, and paid $100,000 to re-acquire and cancel 8,000,000 shares of our common stock.

During August and September 2013, we sold 973,000 units at a price of $1.00 per unit.  Each unit consisted of one share of our common stock and one Series A warrant.  Each Series A warrant entitles the holder to purchase one share of our common stock at a price of $10.00 per share.

During December 2013 and January 2014 we sold convertible promissory notes in the principal amount of $2,135,000 to 34 accredited investors.  The notes bear interest at 12% per year, payable quarterly, mature on October 31, 2018 and are convertible into shares of our common stock, initially at a conversion price of $5.00 per share.

On January 21, 2014 we signed an agreement with Full Circle Capital Corporation, a closed-end investment company.  The agreement provides that Full Circle will initially provide $7.5 million to us in the form of Senior Secured Convertible Notes, subject to certain conditions.  We can borrow an additional $22.5 million with the mutual agreement of us and Full Circle.

At least 95% of the loan proceeds will be used to acquire properties which will lease to licensed marijuana growers.

The six-year loan will be secured by real estate acquired with the loan proceeds and will require interest-only payments at a rate of 12% per year.

The initial loan can, at any time, be converted into shares of our common stock at a conversion price of $5.00 per share.  It is contemplated that further advances will be convertible at 110% of the market price of our stock on the day of advance, or the ten-day volume-weighted average price prior to the day of advance, whichever is lower.

The funding of the loan is subject to the execution of additional documents between the parties.

Full Circle also purchased, for $500,000, warrants which allow Full Circle to purchase up to 1,000,000 shares of our common stock at any time on or prior to January 21, 2017 at a price of $5.50 per share.

We plan to lease growing space and related facilities to licensed marijuana growers and dispensary owners for their operations. However we must first acquire the properties which we plan to lease.  The number of properties which will be able to acquire will be directly related to the amount of capital we are able to raise.

Except for our agreement with Full Circle, we do not have any commitments or arrangements from any person to provide us with any additional capital.  We may not be successful in raising the capital we will need.

Other than as disclosed above, we do not know of any:

●	trends, events or uncertainties that have had, or are reasonably expected to have, a material impact on our revenues or expenses.

●	trends, demands, commitments, events or uncertainties that will result in, or that are reasonably likely to result in, any material increase or decrease in liquidity; or

●	significant changes in expected sources and uses of cash.

Contractual Obligations

We did not have any contractual obligations at September 30, 2013.

Critical Accounting Policies

See Note 2 to the financial statements included as part of this prospectus for a description of our critical accounting policies and the potential impact of the adoption of any new accounting pronouncements.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements that are reasonably likely to have a current or future material effect on our financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources.

BUSINESS

On August 14, 2013, we acquired approximately 94% of the outstanding common stock of Advanced Cannabis Solutions, Inc. (“ACS”) in exchange for 12,400,000 shares of our common stock.

In connection with the acquisition:

●	Robert Frichtel was appointed as a director and as our Principal Executive and Financial Officer;

●	Robert Lopesino was appointed as our Vice President;

●	Steven Tedesco and Robert Carrington, Jr., resigned as our officers and directors; and

●	we purchased 8,000,000 shares of common stock from a former officer and caused these shares to be returned to treasury and cancelled.

On October 1, 2013 we changed our name to Advanced Cannabis Solutions, Inc.  On November 19, 2013 we acquired the remaining shares of Advanced Cannabis Solutions.

We have two wholly owned subsidiaries: ACS Colorado Corp and Advanced Cannabis Solutions Corporation.  Unless otherwise indicated all references to us include the operations of ACS Colorado Corp and Advanced Cannabis Solutions Corporation.  Advanced Cannabis Solutions Corporation has one wholly owned subsidiary: ACS Corp.

We plan to provide sophisticated services and solutions to the regulated cannabis industry throughout the United States by first acquiring, and then leasing, growing space and related facilities to licensed marijuana growers and dispensary owners for their operations.  Tenants will pay rent and other fees to us for the use of the properties, all in compliance with applicable local and state laws and regulations.  We plan to provide a variety of other services to the cannabis industry.

Our initial focus will be on opportunities within Colorado, which has allowed its citizens to use medical marijuana since 2000.  Voters in Colorado approved a ballot measure in November 2012 to legalize marijuana for adult use.

Starting Jan 1, 2014, adult Colorado citizens and visiting adults will be able to purchase marijuana without any medical licenses.  Several studies have predicted that the retail cannabis market in Colorado will increase from $350 million annually to over $900 million after the new law takes effect.

While the national regulated cannabis market is estimated to be $1.5 billion annually, many experts expect it to reach $30 billion by 2018 as additional states approve cannabis use for its citizens.

On December 31, 2013 we purchased a property in Pueblo County, Colorado for $450,000.  The property, which is located in a suburb of Pueblo, Colorado, consists of approximately three acres of land, a 5,000 square foot steel building, and a parking lot.

The purchase price was paid with cash of $280,000 and a promissory note in the principal amount of $170,000.   The note bears interest at 8.5% per year and is payable in monthly installments of principal and interest in the amount of $1,674.  All unpaid principal and interest is due December 31, 2018.

The property is zoned for growing marijuana and is leased to a medical marijuana grower until December 31, 2022.  In addition to the monthly rent, the tenant will pay all property taxes and insurance associated with the property.

We also agreed with the tenant to begin construction of an 8,000 sq. ft. light deprivation greenhouse on the property at a cost not to exceed $400,000.  Construction is to begin no later than June 25, 2014. Depending on the availability of capital, we may construct up to five additional green houses on this property

Once construction is completed, rent will increase by $100,000 annually for the duration of the lease.  During the construction phase, the tenant will pay us a discounted rent for the time required for the construction of the greenhouse.  Normal rent payments will commence once a final Certificate of Occupancy is issued.

We have identified four properties that are currently under review for purchase and leaseback to licensed marijuana growers in Colorado.  These projects include the purchase and leaseback of existing, currently operating facilities, as well as proposed new construction projects.  These opportunities are in Denver and Pueblo counties, Colorado and can be purchased/constructed in the range of $750,000 to $5 million for each project.

Its anticipated that purchase contracts will be signed in the next 30 days with closing expected 45 to 60 days following contract execution.

Our future plans will be dependent upon our ability to raise the capital required to acquire properties.

Market Conditions

In Colorado (with 5.1 million residents), the 2013 medical marijuana market, with approximately 500 licensed dispensaries and 110,000 legal medical users, is believed to be $350,000,000.

While projections vary widely, many believe that when legalization occurs in 2014, the Colorado medical and recreational market combined will reach $600,000,000 (according to Colorado State University).

In Colorado, the market will be expanded in January 2014 to include adult use, including visitors from other states.  Voters in Washington recently approved a ballot measure to legalize cannabis for adult use.  Many experts predict that other states will follow Colorado and Washington in enacting legislation or approving ballot measures that expand the permitted use of cannabis.

Government Regulation

Marijuana is a Schedule-I controlled substance and is illegal under federal law.  Even in those states in which the use of marijuana has been legalized, its use remains a violation of federal laws.

As of December 16, 2013, 20 states and the District of Columbia allow its citizens to use Medical Marijuana.  Additionally, voters in the states of Colorado and Washington approved ballot measures last November to legalize cannabis for adult use.  The state laws are in conflict with the federal Controlled Substances Act, which makes marijuana use and possession illegal on a national level. The Obama administration has effectively stated that it is not an efficient use of resources to direct law federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical marijuana.   However, there is no guarantee that the administration will not change its stated policy regarding the low-priority enforcement of federal laws.  Additionally, any new administration that follows could change this policy and decide to enforce the federal laws strongly.  Any such change in the federal government’s enforcement of current federal laws could cause significant financial damage to us.  While we do not intend to harvest, distribute or sell cannabis, we may be irreparably harmed by a change in enforcement by the Federal or state governments.

General

Our offices are located at 7750 N. Union Blvd., Suite 201, Colorado Springs, CO 80920.   We lease this space for $1,000 per month until December 2015.

As of January 31, 2014 we had three full time employees and one part time employee.

Implications of Being and Emerging Growth Company.

We qualify as an emerging growth company as that term is used in the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

●	a requirement to have only two years of audited financial statements and only two years of related MD&A;

●	reduced disclosure concerning executive compensation arrangements;

●	exemption from the auditor attestation requirement in the assessment of the emerging growth company's internal control over financial reporting under Section 404 of the Sarbanes-Oxely Act of 2002; and

●	No non-binding advisory votes on executive compensation or golden parachute arrangements.

We have taken  advantage of some of these  exemptions  in this  prospectus, which are also available to us as a smaller  reporting  company as defined under Rule 12b-2 of the  Securities  Exchange Act of 1934,  as amended (the  "Exchange Act").

In  addition,  Section 107 of the JOBS act also  provides  that an emerging growth company can take advantage of the extended  transition period provided in Section  7(a)(2)(b) of the Securities  Act of 1933, as amended (the  "Securities Act") for complying with new or revised accounting standards. We are choosing to "opt out" of such extended  transition  period,  and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies.  Section 107 of the JOBS Act provides  that our  decision to opt out of the extended  transition period for complying with new or revised accounting standards is irrevocable.

We could remain an emerging  growth company for up to five years,  or until the  earliest of (i) the last day of the first fiscal year in which annual gross revenue  exceeds $1 billion,  (ii) the date that we become a "large  accelerated filer" as defined in Rule 12b-2 under the Exchange Act, which would occur if the market  value of our common  stock that is held by  non-affiliates  exceeds $700 million as of the last business day of our most recently completed second fiscal quarter,  or (iii)  the date on which we have  issued  more than $1  billion  in non-convertible debt during the preceding three year period.

MANAGEMENT

Our current officers and directors are listed below. Directors are generally elected at an annual shareholders’ meeting and hold office until the next annual shareholders’ meeting, or until their successors are elected and qualified.  Executive officers are elected by directors and serve at the board’s discretion.

Name	Age	Position

Robert L. Frichtel	50	Chief Executive Officer and Director
Roberto Lopesino	36	Vice President
Christopher Taylor	60	Chief Financial and Accounting Officer

Information regarding our officers is shown below.

Robert L.  Frichtel, was appointed a director and as our Chief Executive Officer on August 14, 2013.  Mr. Frichtel served as a managing partner of IBC Capital Group, a commercial real estate and finance company, since 2002.  Between 1999 and 2001, Mr.  Frichtel was the president and Chief  Operating  Officer of EOS Group, a division of Health Net, a NYSE listed  healthcare  company.  Since 2001 Mr. Frichtel has consulted for numerous  clients  throughout the nation that are engaged in the medical marijuana business and has written articles for Bloomberg business  regarding the cannabis  industry.  Mr. Frichtel received a Bachelor of Science  degree in business  administrative  from Colorado  State  University in 1985.

Roberto Lopesino was appointed Vice President on August 14, 2013.  Since March 2013,  has  operated a  consulting business that studies and monitors the medical  marijuana market in Colorado and consults to the  industry on market  pricing and trends.  Since April 2011,  Mr. Lopesino  has  operated a  non-brokered  commodities  market for the  commercial production of medical grade  marijuana.  Between August 2010 and March 2011, he was the owner and manager of North Boulder Wellness Center in Boulder, Colorado, a multi-site medical dispensary and producer of marijuana. Between November 2007 and March 2010, Mr. Lopesino operated and managed a company specializing in deep powder  snowcat and heli skiing in the San Juan mountain  range of Colorado.  In February 2006, Mr.  Lopesino founded, and until December 2007 operated, a multilingual title company specializing in real estate document preparation and closings.  Mr.  Lopesino studied engineering at Purdue University and the University of Colorado in Boulder.

Mr. Taylor was appointed as our Chief Financial and Accounting Officer September 23, 2013.  Mr. Taylor is a Certified  Public  Accountant and has operated his own public  accounting  practice  since July of 2001.  Since 2010 Mr. Taylor has provided accounting services to approximately 50 marijuana dispensary clients in Colorado  and  Washington.

We believe that Mr. Frichtel is qualified to act as our director due to his past experience in commercial real estate and the marijuana industry.

The following table shows the compensation we paid to our officers for the years ended December 31, 2012 and 2011:

	Summary Compensation Table
	Annual Compensation			Long Term Compensation
(a) Name and Principal Position	(b) Year	(c) Salary ($)	(d) Bonus ($)	(e) Stock Awards ($)	(f) Option Awards ($)	(g) All other compensation ($)	(h) Total ($)

Steven A. Tedesco (1)	2012	--	--	--	--	--	--
President and CEO	2011	--	--	--	--	--	--

Robert W. Carington, Jr., CFO (2)	2012	--	--	--	--	--	--
	2011	--	--	--	--	--	--

(1)	Mr. Tedesco resigned as an officer and director on August 14, 2013.

(2)	Mr. Carrington resigned as an officer and director on August 14, 2013.

The following shows the amounts we expect to pay to our officers and directors during the twelve months ending December 31, 2014 and the amount of time these persons expect to devote to us.

Name	Projected Compensation	Percent of Time to be Devoted to the Our Business
Robert L. Frichtel	$108,000	100%
Roberto Lopesino	$108,000	100%
Christopher Taylor	$108,000	100%

We do not have employment agreements with any of our officers.

Stock Option and Stock Bonus Plans.  We do not have any stock option plans, although we may adopt one or more of such plans in the future.

Long-Term Incentive Plans. We do not provide our officers or employees with pension, stock appreciation rights or long-term incentive plans.

Employee Pension, Profit Sharing or other Retirement Plans.  We do not have a defined benefit, pension plan, profit sharing or other retirement plan, although we may adopt one or more of such plans in the future.

Compensation of Directors.  During the two years ended December 31, 2012, we did not compensate our directors for acting as such.

Related Party Transactions

On June 30, 2013 ACS sold 1,000,000 shares of its common stock to Robert Frichtel and 1,150,000 shares of its common stock to Roberto Lopesino at a price of $0.001 per share.  On June 30, 2013 ACS also sold 10,250,000 shares of its common stock to an unaffiliated group of private investors at a price of $0.001 per share.  On August 14, 2013, the shareholders of ACS exchanged 12,400,000 shares of their ACS for 12,400,000 shares of our common stock.

Subsequently, one unaffiliated person which received 2,000,000 shares in August 2013 transferred 100,000 shares to Christopher Taylor and 150,000 to another non-affiliated shareholder.  The remaining 1,750,000 shares held by this person were returned to treasury and cancelled.

Of sales generated in 2011 and 2012, $58,757 and $16,891, respectively, were made to companies controlled by our officers at that time.  Related party cost of sales in 2011 and 2012 were $30,709 and $45,732.

In 2011 and 2012 we paid a company related by common control $5,100 and $6,024 for office rent under a verbal arrangement.

PRINCIPAL SHAREHOLDERS

The following table shows the beneficial ownership of our common stock as of the date of this prospectus by (i) each person whom we know beneficially owns more than 5% of the outstanding shares of its common stock; (ii) each of our officers; (iii) each of our directors; and (iv) all the officers and directors as a group.  Unless otherwise indicated, each owner has sole voting and investment powers over his shares of common stock. Unless otherwise indicated, beneficial ownership is determined in accordance with the Rule 13d-3 promulgated under the Securities and Exchange Act of 1934, as amended, and includes voting or investment power with respect to shares beneficially owned.

Name and Address	Number of Shares	Percentage of Class

Robert L. Frichtel (1)	1,000,000	7.4%

Roberto Lopesino (1)	1,150,000	8.5%

Christopher Taylor (1)	100,000	0.7%

BGBW, LLC	2,500,000	18.6%
GTC House
18 Station Rd.
Chesham Bucks HP5 1DH
GB

All officers and directors as a group (three persons)	2,250,000	16.0%

(1)	Address for this person is 7750 N. Union Blvd., Suite 201, Colorado Springs, CO 80920

SELLING SHAREHOLDERS

The persons listed in the following table plan to offer the shares shown opposite their respective names by means of this prospectus.

On August 14, 2013, we acquired 12,400,000 shares of Advanced Cannabis Solutions, Inc., (“ACS”) a private Colorado corporation, in exchange for 12,400,000 shares of our common stock.

On November 19, 2013 we acquired the remaining 973,000 outstanding shares of ACS in exchange for the issuance of 973,000 shares of our common stock to the former shareholders of ACS.  In connection with the transaction, we issued 973,000 Series A warrants to the former ACS shareholders in exchange for a like number of warrants held by the former ACS shareholders.  The Series A warrants we issued have the same terms as the warrants exchanged by the former ACS shareholders.

The selling shareholders named below acquired their shares and Series A warrants in connection with our acquisition of ACS.

		Shares Issuable
		Upon the	Shares to be
Name of Selling	Shares	Exercise of	Sold in this	Ownership
Shareholder	Owned	Series A Warrants	Offering	After Offering

Tan, Erol Larson	5,000	5,000	10,000	--
Orrick, Peter M.	12,000	12,000	24,000	--
Michael, Edward A.	25,000	25,000	50,000	--
Irons, Henry C. Jr.	10,000	10,000	20,000	--
Jamieson, Raeleen B.	5,000	5,000	10,000	--
Guest, Alexander M.	15,000	15,000	30,000	--
Hynes, Gabriel W.	10,000	10,000	20,000	--
Vaughn Family LLC	50,000	50,000	100,000	--
Craig, Ann Robinette	10,000	10,000	20,000	--
Jannelli, Gilbert G.	25,000	25,000	50,000	--
Jannelli, Dominick G.	25,000	25,000	50,000	--
Mackin, Mark	20,000	20,000	40,000
Jensen, Michael S.	25,000	25,000	50,000	--
Lackie, Hugh T.	20,000	20,000	40,000	--
Blanchat, Kevin	25,000	25,000	50,000	--
Summers, Jeremy	25,000	25,000	50,000	--
Prazkik, Frank E. Jr.	25,000	25,000	50,000	--
Reed, Amanda	25,000	25,000	50,000	--
Verchick, Peter G.	25,000	25,000	50,000	--
Ferro, Frank & Irene	10,000	10,000	20,000	--
Topliff, James F.	25,000	25,000	50,000	--
Cork Investments, Inc.	5,000	5,000	10,000	--
Lenhart, Craig	25,000	25,000	50,000	--
Chapman, Stephen R.	10,000	10,000	20,000	--
Drozd, Hamilton Edward	10,000	10,000	20,000	--
Vaughn, Cyrus	50,000	50,000	100,000	--
Black, Thomas A.	25,000	25,000	50,000	--
Carr, Douglas	5,000	5,000	10,000	--
Meyers, Robert C.	10,000	10,000	20,000	--
Smith, Laurence D.	5,000	5,000	10,000	--
Culbertson, Jeffrey G.	5,000	5,000	10,000	--
Emerald Barbajo	5,000	5,000	10,000	--
GKG Investments LLC	25,000	25,000	50,000	--
McKeown, Wendy Ruth	15,000	15,000	30,000	--
Datsopoulos, Milton	35,000	35,000	70,000	--
Yakely, Heather	5,000	5,000	10,000	--
Doudney, Nathan	25,000	25,000	50,000	--
Andres, Fabian	10,000	10,000	20,000	--
Donato, Nicolo	20,000	20,000	40,000	--
Mago, Anu	5,000	5,000	10,000	--
Crowley, John & Patricia	15,000	15,000	30,000	--
Cooper, David	25,000	25,000	50,000	--
Shore, Cody	3,000	3,000	6,000	--
Krull, Chad	10,000	10,000	20,000	--
Miller, Perry	25,000	25,000	50,000	--
Hansen Capital, LP	25,000	25,000	50,000	--
Yelton III, Doran Dean	10,000	10,000	20,000	--
Ben Savy Accounting, Inc.	5,000	5,000	10,000	--
Fitterman, Yaffa	15,000	15,000	30,000	--
DCHCI, LLC	50,000	50,000	100,000	--
Shrira, Aaron	25,000	25,000	50,000	--
Oyster, Matthew	5,000	5,000	10,000	--
Tedesco, Steven	4,000	4,000	8,000	--
Tedesco, Trevor	1,000	1,000	2,000	--

		Shares Issuable
		Upon the	Shares to be
Name of Selling	Shares	Exercise of	Sold in this	Ownership
Shareholder	Owned	Series A Warrants	Offering	After Offering

Fitterman, Yaffa	18,000	18,000	36,000	--
Attariwala, Joetey	5,000	5,000	10,000	--
Carr, Douglas	5,000	5,000	10,000	--
O'Brien, Bridgid M.	5,000	5,000	10,000	--
Andersen, Sherry	10,000	10,000	20,000	--

The controlling persons of the non-individual selling shareholders listed above are:

Name of
Selling Shareholder	Controlling Person

Vaughn Family LLC	Cyprus Vaughn
Cork Investments, Inc.	Howard Crowley
GKG Investments LLC	D.J. Gregorek
Hansen Capital, LP	E.O. Hansen
Ben Savy Accounting, Inc.	Benjamin Sauy
DCHCI, LLC	David R. Coombs

During December 2013 and January 2014 we sold convertible promissory notes in the principal amount of $2,135,000 to 34 accredited investors.  The notes bear interest at 12% per year, payable quarterly, mature on October 31, 2018 and are convertible into shares of our common stock, initially at a conversion price of $5.00 per share.

The Selling Shareholders named below are offering shares of our common stock which they may receive upon the conversion of their notes.

Name of Selling	Shares	Share Issuable Upon Conversion	Shares to be Sold in this	Ownership
Shareholder	Owned	of Notes	Offering	After Offering

Barnette, Sharon and Sherry	--	8,000	8,000	--
Black, Thomas A	--	10,000	10,000	--
Brooks, Daniel	--	2,000	2,000	--
Buehler, Jason	--	4,000	4,000	--
Clark, Edward	--	10,000	10,000	--
Datsopaulos, Mitton	--	40,000	40,000	--
Eison, Paul	--	6,000	6,000	--
Erickson, Dennis	--	20,000	20,000	--
Goodgoin, Michael	--	10,000	10,000	--
Gorden, Harold	--	5,000	5,000	--
Griffin, Dennis	--	10,000	10,000	--
Griffin, Lynn	--	10,000	10,000	--
Jensen, Michael	--	5,000	5,000	--
K&M Ag Construction	--	4,000	4,000	--
Kaszycki, Deborah	--	2,000	2,000	--
Lazarus, Shulamut	--	20,000	20,000	--
McCammon, Darren	--	10,000	10,000	--
Miller, Perry L.	--	20,000	20,000	--
Mogan, Kathleen	--	15,000	15,000	--
Moscariello, Michael	--	4,000	4,000	--
Negrin, Alan	--	10,000	10,000	--
Panayotou, Nickitas	--	20,000	20,000	--
Postman, Warren	--	20,000	20,000	--
Rodriguez, Daniel	--	6,000	6,000	--
Smith, Donald	--	10,000	10,000	--
Stinnett, Ken	--	2,000	2,000	--
Taglieri, Joseph	--	2,000	2,000	--
Tedesco, Eleanor H.	--	2,000	2,000	--
Tedesco, Steven	--	6,000	6,000	--
Topliff, James	--	20,000	20,000	--
Van Dusen, Donna	--	4,000	4,000	--
VanderPloeg, Andrew	--	60,000	60,000	--
Vaughn, Cyrus	--	40,000	40,000	--
Young, Wayne	--	10,000	10,000	--
		427,000	427,000

The controlling person of K&M ag Construction is Mark Bjustrom.

We paid a commission of $213,500 and a non-accountable expense allowance of $32,100 to the placement agent for the convertible note offering described above. The placement agent also received 213.5 Series B warrants.  Each Series B warrant allows the holder to purchase 200 shares of our common stock at a price of $5.00 per share.  The Series B warrants expire on October 31, 2018.

The Selling Shareholder named below is offering shares of our common stock which it may receive upon the exercise of the Series B warrants.

Name of Selling	Shares	Share Issuable Upon Conversion	Shares to be Sold in this	Ownership
Shareholder	Owned	of Notes	Offering	After Offering

Spencer Edwards, Inc.	--	42,700	42,700	--

The controlling persons of the non-individual selling shareholders listed above are:

Name	Controlling Person

Spencer Edwards, Inc.	Donna Flemming

The shares of common stock owned by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit, in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions.

The shares of common stock may be sold by one or more of the following methods, without limitation:

●	a block trade in which a broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

●	face-to-face transactions between sellers and purchasers without a broker/dealer.

In competing sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate.  Brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated.  As to any particular broker-dealer, this compensation might be in excess of customary commissions.  Neither we nor the selling stockholders can presently estimate the amount of such compensation.  Notwithstanding the above, no FINRA member will charge commissions that exceed 8% of the total proceeds from the sale.

The selling shareholders and any broker/dealers who act in connection with the sale of their securities may be deemed to be "underwriters" within the meaning of §2(11) of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the securities as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

If any selling shareholder enters into an agreement to sell his or her securities to a broker-dealer as principal, and the broker-dealer is acting as an underwriter, we will file a post-effective amendment to the registration statement, of which this prospectus is a part, identifying the broker-dealer, providing required information concerning the plan of distribution, and otherwise revising the disclosures in this prospectus as needed.  We will also file the agreement between the selling shareholder and the broker-dealer as an exhibit to the post-effective amendment to the registration statement.

           The selling stockholders may also sell their shares pursuant to Rule 144 under the Securities Act of 1933.

We have advised the selling shareholders that they, and any securities broker/dealers or others who sell the common stock or warrants on behalf of the selling shareholders, may be deemed to be statutory underwriters and will be subject to the prospectus delivery requirements under the Securities Act of 1933.  We have also advised each selling shareholder that in the event of a "distribution" of the securities owned by the selling shareholder, the selling shareholder, any "affiliated purchasers", and any broker/dealer or other person who participates in the distribution may be subject to Rule 102 of Regulation M under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed.  Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase securities of the same class as is the subject of the distribution.  A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods".  We have also advised the selling shareholders that Rule 101 of Regulation M under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 100,000,000 shares of common stock.  Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders.  Cumulative voting is not allowed; hence, the holders of a majority of our outstanding shares of common stock can elect all directors.

                   Holders of common stock are entitled to receive such dividends as may be declared by the Board out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities.  Our directors are not obligated to declare a dividend.  It is not anticipated that dividends will be paid in the foreseeable future.

Holders of common stock do not have preemptive rights to subscribe to any additional shares which may be issued in the future.  There are no conversion, redemption, sinking fund or similar provisions regarding the common stock.  All outstanding shares of common stock are fully paid and non-assessable.

Warrants

As of the date of this prospectus we had 973,000 outstanding Series A warrants.  Each Series A warrants entitles the holder to purchase one share of our common stock at a price of $10.00 per share.  The Series A Warrants expire on the earlier of August 1, 2016, or twenty days following written notification from us that our common stock had a closing bid price at or above $12.00 for any ten consecutive trading days.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock.  Shares of preferred stock may be issued from time to time in one or more series as may be determined by the Board of Directors.  The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions of each series will be established by the Board of Directors.  Our directors may issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of our common stock.  The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in transactions such as mergers or tender offers if these transactions are not favored by management.  As of the date of this prospectus we had not issued any shares of preferred stock.

Transfer Agent and Registrar

Our transfer agent is:

Corporate Stock Transfer
3200 Cherry Creek South Drive, Suite 430
Denver, CO 80209
(303) 282-4800

LEGAL PROCEEDINGS

We are not involved in any legal proceedings and we do not know of any legal proceedings which are threatened or contemplated.

INDEMNIFICATION

Our Bylaws authorize indemnification of a director, officer, employee or agent against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty.  In addition, even a director, officer, employee, or agent found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, or controlling persons pursuant to these provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (together with all amendments and exhibits) under the Securities Act of 1933, as amended, with respect to the Securities offered by this prospectus.  This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission.  For further information, reference is made to the Registration Statement which may be read and copied at the Commission’s Public Reference Room.

We are subject to the requirements of the Securities and Exchange Act of 1934 and are required to file reports and other information with the Securities and Exchange Commission.  Copies of any such reports and other information filed by us can also be read and copied at the Commission’s Public Reference Room.

The Public Reference Room is located at 100 F Street, N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.  The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding public companies.  The address of the site is http://www.sec.gov.

RONALD R. CHADWICK, P.C.
Certified Public Accountant
2851 South Parker Road, Suite 720
Aurora, Colorado  80014
Telephone (303)306-1967
Fax (303)306-1944

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Promap Corporation
Centennial, Colorado

I have audited the accompanying balance sheets of Promap Corporation as of December 31, 2011 and 2012, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material  respects, the financial position of Promap Corporation as of December 31, 2011 and 2012, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements the Company has suffered losses from operations and has limited working capital that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Aurora, Colorado
Ronald R. Chadwick, P.C.
March 29, 2013

RONALD R. CHADWICK, P.C.

ADVANCED CANNABIS SOLUTIONS, INC. (f/k/a PROMAP CORPORATION) BALANCE SHEETS

	Dec. 31, 2011	Dec. 31, 2012

ASSETS
Current Assets
Cash	$28,951	$14,981
Accounts receivable - related party (net of allowance for doubtful accounts	6,029	-
Total Current Assets	34,980	14,981

Total Assets	$34,980	$14,981

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accrued payables	$158	$482
Total Current Liabilities	158	482

Total Liabilities	158	482

Stockholders' Equity
Preferred stock, no par value; 5,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, no par value; 100,000,000 shares authorized; 9,724,200 shares issued and outstanding	76,050	76,050
Additional paid in capital	24,000	24,000
Retained earnings	(65,228)	(85,551)

Total Stockholders' Equity	34,822	14,499

Total Liabilities and Stockholders' Equity	$34,980	$14,981

The accompanying notes are an integral part of the financial statements.

ADVANCED CANNABIS SOLUTIONS, INC. (f/k/a PROMAP CORPORATION) STATEMENTS OF OPERATIONS SHEETS

	Year Ended Dec. 31, 2011	Year Ended Dec. 31, 2012

Sales (net of returns)	$2,805	$4,140
Sales (net of returns) - related party	58,757	16,891
Cost of goods sold	31,248	48,109

Gross profit	30,314	(27,078)

Operating expenses:
Bad debt expense	38,958	11,790
General and administrative	51,467	40,718
	90,425	52,508

Operating - other:
Accounts receivable reserve recovery	-	59,245

Income (loss) from operations	(60,111)	(20,341)

Other income (expense):
Interest income	110	18
Gain on tax estimate	1,318	-
	1,428	18

Income (loss) before provision for income taxes	(58,683)	(20,323)

Provision for income tax	-	-

Net income (loss)	$(58,683)	$(20,323)

Net income (loss) per share (basic and fully diluted)	$(0.01)	$(0.00)

Weighted average number of common shares outstanding	9,705,517	9,724,000

The accompanying notes are an integral part of the financial statements.

ADVANCED CANNABIS SOLUTIONS, INC. (f/k/a PROMAP CORPORATION) STATEMENTS OF STOCKHOLDERS' EQUITY

	Common Stock
	Shares	Amount No Par	Paid in Capital	Retained Earnings	Stock- holders' Equity

Balances at December 31, 2010	9,500,000	$20,000	$24,000	$(6,545)	$37,455

Sales of common stock	224,200	56,050	-	-	56,050

Net income (loss) for the year	-	-	-	(58,683)	(58,683)

Balances at December 31, 2011	9,724,200	$76,050	$24,000	$(65,228)	$34,822

Net income (loss) for the year	-	-	-	(20,323)	(20,323)

Balances at December 31, 2012	9,724,200	$76,050	$24,000	$(85,551)	$14,499

The accompanying notes are an integral part of the financial statements.

ADVANCED CANNABIS SOLUTIONS, INC. (f/k/a PROMAP CORPORATION) STATEMENTS OF CASH FLOWS

	Year Ended Dec. 31, 2011	Year Ended Dec. 31, 2012

Cash Flows From Operating Activities:
Net income (loss)	$(58,683)	$(20,323)

Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Accounts receivable - related party	(21,475)	(5,761)
Accrued payables	58	324
Gain on tax estimate	(1,318)	-
Bad debt expense	38,958	11,790
Net cash provided by (used for) operating activities	(42,460)	(13,970)

Cash Flows From Investing Activities:	-	-

Net cash provided by (used for) investing activities	-	-

Cash Flows From Financing Activities:
Sales of common stock	56,050	-
Net cash provided by (used for) financing activities	56,050	-

Net Increase (Decrease) in Cash	13,590	(13,970)

Cash At The Beginning Of The Period	15,361	28,951

Cash At The End Of The Period	$28,951	$14,981

Schedule Of Non-Cash Investing And Financing Activities

None

Supplemental Disclosure

Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of the financial statements.

ADVANCED CANNABIS SOLUTIONS, INC.
(f/k/a PROMAP CORPORATION)
NOTES TO FINANCIAL STATEMENTS
December 31, 2011 and 2012

NOTE 1.	ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Advanced Cannabis Solutions, Inc. (f/k/a Promap Corporation) (the “Company”), was incorporated in the State of Colorado on November 12, 1987.  The Company sells oil and gas maps to oil and gas industry businesses.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

Accounts receivable

The Company reviews accounts receivable periodically for collectability and establishes an allowance for doubtful accounts and records bad debt expense when deemed necessary. At December 31, 2011 the Company had $92,495 in its allowance for doubtful accounts from unpaid related party receivables, with a corresponding 2011 bad debt expense of $38,958. At December 31, 2012 the Company had $11,790 in its allowance for doubtful accounts from unpaid related party receivables, with a corresponding 2011 bad debt expense of $11,790.

Property and equipment

Property and equipment are recorded at cost and depreciated under accelerated or straight line methods over each item's estimated useful life.

Revenue recognition

Revenue is recognized on an accrual basis as earned under contract terms. Specifically, revenue from product sales is recognized subsequent to a customer ordering a product at an agreed upon price, delivery has occurred, and collectability is reasonably assured.

ADVANCED CANNABIS SOLUTIONS, INC.
(f/k/a PROMAP CORPORATION)
NOTES TO FINANCIAL STATEMENTS
December 31, 2011 and 2012

NOTE 1.	ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

Advertising costs

Advertising costs are expensed as incurred. The Company had advertising costs in 2011 and 2012 of $1,200 and $11,980 (including $980 to a related party).

Income tax

The Company accounts for income taxes pursuant to ASC 740. Under ASC 740 deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

At December 31, 2011 and 2012 the Company had net operating loss carryforwards of approximately $52,000 and $72,000 which begin to expire in 2030. The deferred tax asset of approximately $10,400 and $14,400 created by the net operating loss has been offset by a 100% valuation allowance. The change in the valuation allowance in 2011 and 2012 was $11,700 and $4,000.

Net income (loss) per share

The net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares of common outstanding. Warrants, stock options, and common stock issuable upon the conversion of the Company's preferred stock (if any), are not included in the computation if the effect would be anti-dilutive and would increase the earnings or decrease loss per share.

Financial Instruments

The carrying value of the Company’s financial instruments, as reported in the accompanying balance sheets, approximates fair value.

ADVANCED CANNABIS SOLUTIONS, INC.
(f/k/a PROMAP CORPORATION)
NOTES TO FINANCIAL STATEMENTS
December 31, 2011 and 2012

NOTE 1.	ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

Long-Lived Assets

In accordance with ASC 350, the Company regularly reviews the carrying value of intangible and other long-lived assets for the existence of facts or circumstances, both internally and externally, that suggest impairment. If impairment testing indicates a lack of recoverability, an impairment loss is recognized by the Company if the carrying amount of a long-lived asset exceeds its fair value.

Products and services, geographic areas and major customers

The Company earns revenue from the sale of oil and gas maps, but does not separate sales of different maps into operating segments. All sales each year were to domestic companies under common control of the Company’s officers.

NOTE 2. RELATED PARTY TRANSACTIONS

Of Company sales in 2011 and 2012, $58,757 and $16,891 were to companies related by common control of the Company’s officers. Creation and sales of maps to the related companies are made on “as needed” basis, with prices dependent on the map work and complexity involved. Related party cost of sales in 2011 and 2012 were $30,709 and $45,732.

The Company in 2011 and 2012 paid a company related by common control $5,100 and $6,024 for office rent under a verbal, as requested arrangement.

NOTE 3.  GOING CONCERN

The Company has suffered losses from operations, has limited working capital and in all likelihood will be required to make significant future expenditures in connection with marketing efforts along with general administrative expenses. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The Company may raise additional capital through the sale of its equity securities, through an offering of debt securities, or through borrowings from financial institutions or related parties. By doing so, the Company hopes through marketing efforts to generate increased revenues from sales of its oil and gas maps. Management believes that actions presently being taken to obtain additional funding provide the opportunity for the Company to continue as a going concern.

ACS Dec 2012 10-K Fin Statements 12-12-13

ADVANCED CANNABIS SOLUTIONS, INC.
(f/k/a PROMAP CORPORATION)
 (A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED BALANCE SHEETS

September 30, 2013
(unaudited)
ASSETS

Current Assets
Cash	$465,184
Accounts receivable (net of allowance for doubtful accounts)	8,270
Total current assets	473,454

Total Assets	$473,454

LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$41,260
Accrued payables	20,516
Total current liabilities	61,776

Total Liabilities	61,776

Commitments and Contingencies

Stockholders' Equity
Preferred stock, no par value; 5,000,000 share authorized;
No shares issued and outstanding at September 30, 2013	-
Common Stock, no par value; 100,000,000 shares authorized;
15,097,200 shares issued and outstanding on September 30, 2013	883,694
Deficit accumulated during development stage	(472,016)

Total Stockholders' Equity	411,678

Total Liabilities & Stockholders' Equity	$473,454

The accompanying notes are an integral part of the financial statements.

ADVANCED CANNABIS SOLUTIONS, INC.
(f/k/a PROMAP CORPORATION)
 (A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

		From Inception
	Three Months Ended	(June 5, 2013) to
	September 30, 2013	September 30, 2013
	(unaudited)	(unaudited)

Sales	$455	$455
Cost of goods sold	183	183
Gross profit	272	272

Operating expenses:
General and administrative	12,145	12,145
Payroll	42,199	42,199
Professional fees	256,640	256,640
Office expense	11,304	11,304
Loss on expired option to acquire real estate	150,000	150,000
Total operating expenses	472,288	472,288

Income (loss) from operations	(472,016)	(472,016)

Other income (expense):	-	-

Income (loss) before provision for income taxes	(472,016)	(472,016)

Provision for income tax	-	-

Net income (loss)	$(472,016)	$(472,016)

Net income (loss) per share:
Basic and fully diluted	$(0.04)

Weighted average number of commons shares outstanding:
Basic and fully diluted	12,792,820

The accompanying notes are an integral part of the financial statements.

ADVANCED CANNABIS SOLUTIONS, INC.
(f/k/a PROMAP CORPORATION)
 (A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended September 30, 2013	From Inception (June 5, 2013) to September 30, 2013
	(unaudited)	(unaudited)
Cash Flows Provided By (Used In) Operating Activities:
Net income (loss)	$(472,016)	$(472,016)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Loss on expired option to acquire property	150,000	150,000

Changes in operating assets and liabilities
(Increase ) / decrease in accounts receivable	6,726	6,726
Increase / (decrease) in accounts payable	23,320	23,320
Increase / (decrease) in accrued payables	20,516	20,516
Net cash provided by (used for) operating activities	(271,454)	(271,454)

Cash Flows Provided By (Used In) Investing Activities:
Cash acquired in reverse merger with Promap	1,238	1,238
Purchase of option to acquire real estate	(150,000)	(150,000)
Net cash provided by (used for) investing Activities	(148,762)	(148,762)

Cash Flows Provided By (Used In) Financing Activities:
Purchase and cancellation of shares of common stock	(100,000)	(100,000)
Sales of common stock for cash consideration	985,400	985,400
Net cash provided by (used for) financing Activities	885,400	885,400

Net Increase (Decrease) In Cash	$465,184	$465,184

Cash At The Beginning Of The Period	$0	$0

Cash At The End Of The Period	$465,184	$465,184

SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION
Cash paid for interest	$--	$--
Cash paid for income tax	$--	$--
ASSETS LIABILITIES ACQUIRED FOR EQUITY
Accounts receivable acquired in reverse merger with Promap	$15,096	$15,096
Accounts payable acquired in reverse merger with Promap	$(18,040)	$(18,040)

The accompanying notes are an integral part of the financial statements.

ADVANCED CANNABIS SOLUTIONS, INC.
(f/k/a PROMAP CORPORATION)
 (A DEVELOPMENT STAGE COMPANY)
CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE PERIOD FROM INCEPTION (JUNE 5, 2013) TO SEPTEMBER 30, 2013

					Deficit
					Accumulated
					During
	Preferred Stock		Common Stock		Development	Total
	Shares	Amount	Shares	Amount	Stage

Balance, June 5, 2013 (Inception) - unaudited	-	$-	-	$-	$-	$-

Common stock issued for cash at $0.0001 per share, June 30, 2013	-	-	12,400,000	12,400	-	12,400

Balance, June 30, 2013 (unaudited)	-	-	12,400,000	12,400	-	12,400

Common stock issued for cash at $1.00 per share, July 11 through August 8, 2013	-	-	707,000	707,000	-	707,000

Recapitalization on August 14, 2013	-	-	9,724,000	(1,706)	-	(1,706)

Purchase and cancellation of shares of common stock on August 14, 2013			(8,000,000)	(100,000)		(100,000)

Common stock issued for cash at $1.00 per share, August 14 through September 19, 2013	-	-	266,000	266,000	-	266,000

Net loss for the three months ended September 30, 2013	-	-	-	-	(472,016)	(472,016)

Balance, September 30 , 2013 (unaudited)	-	$-	15,097,000	$883,694	$(472,016)	$411,678

The accompanying notes are an integral part of the financial statements.

NOTES TO CONDENSED CONDOLIDATED FINANCIAL STATEMENTS

1.  NATURE OF OPERATIONS, HISTORY AND PRESENTATION:

Nature of Operations

Advanced Cannabis Solutions, Inc. (f/k/a Promap Corporation) (“the Company” “we” or “us”) was incorporated in the State of Colorado on November 12, 1987. The Company is an independent GIS and custom draft energy mapping company for the oil and gas industry in the United States and Canada.  The Company provides hard copy and digital format oil and gas production maps which cover various geologic basins in numerous areas including:  Denver Basin, Powder River Basin, Michigan Basin, Williston Basin, Arkoma Basin, Illinois Basin, Cincinnati Arch, Uintah - Piceance Basins and The Nevada Basin.  The Company also provides maps of the North American Coal Basin and Coal Bed Methane Activity and North American Devonian - Mississippian Shale Map with detailed pipeline locations.

On August 14, 2013, the Company acquired 94% of the issued and outstanding share capital of Advanced Cannabis Solutions (“ACS”) (“the Share Exchange Agreement”), a development-stage company, planning to provide real estate leasing services to the regulated cannabis industry throughout the United States. While the Company will continue to provide energy mapping services on an ongoing basis as a non core activity, it is planned that the  combined companies will focus on ACS’ business plan as its core activity and operate under the name Advanced Cannabis Solutions, Inc.  The Company has completed a change in trading symbol to CANN (OTCBB) and has completed its official name change.

The Share Exchange Agreement has been accounted for as a reverse acquisition and recapitalization using accounting principles applicable to reverse acquisition. Under reverse acquisition accounting, ACS, the legal acquiree, is treated as the accounting acquirer of the Company. Consequently, ACS’ financial results are disclosed for all periods presented, while the Company’s financial results have only been consolidated with those of the existing ACS business from August 14, 2013 onward. All outstanding shares have been restated to reflect the effect of the Agreement.

ACS was incorporated in the State of Colorado on June 5, 2013. As a development-stage company, ACS plans to provide real estate leasing services to the regulated cannabis industry throughout the United States by purchasing real estate assets and leasing growing space and related facilities to licensed marijuana growers and dispensary owners for their operations.  In addition, ACS plans to provide a variety of ancillary services to the industry, including the development of a proprietary line of grow mediums and plant nutrient lines, product tracking technology, and comprehensive consulting services to current and future cannabis entrepreneurs.

Our initial focus will be on opportunities within Colorado, which has allowed its citizens to use medical marijuana since 2000.  Voters in Colorado approved a ballot measure in November 2012 to legalize marijuana for adult use.   Starting Jan 1, 2014, adult Colorado citizens and visiting adults will be able to purchase marijuana without any medical licenses.  Several studies have predicted that the retail cannabis market in Colorado will increase from $200 million annually to over $900 million after the new law takes effect.  While the national regulated cannabis market is estimated to be $1.5 billion annually, many experts expect it to reach $30 billion by 2018 as additional states approve cannabis use for its citizens.

ACS will not grow, harvest, distribute or sell cannabis or any substances that violate United States law or the Controlled Substances Act, nor does it intend to do so in the future.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the results of ACS for all periods presented and for the Company from August 14, 2013 onwards. All intercompany balances and transactions have been eliminated in consolidation.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally  accepted  accounting  principles for interim  financial  information  and with the  instructions  to Form  10-Q and Article  8 of  Regulation  S-X.  Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.  In our opinion the financial statements include all adjustments (consisting of normal recurring accruals) necessary to make the financial statements not misleading. Operating results for the three months ended September 30, 2013, are not necessarily indicative of the results of operations for a full year.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

Accounts receivable

The Company reviews accounts receivable periodically for collectability and establishes an allowance for doubtful accounts and records bad debt expense when deemed necessary.

Property and equipment

Property and equipment are recorded at cost and depreciated under accelerated or straight line methods over each item's estimated useful life.

We review our property and equipment for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable.

Maintenance and repairs of property and equipment are charged to operations. Major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts and any gain or loss is included in operations.

Income tax

The Company accounts for income taxes pursuant to ASC 740. Under ASC 740 deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Financial Instruments

The estimated fair values for financial instruments were determined at discrete points in time based on relevant market information. These estimates involved uncertainties and could not be determined with precision. The carrying amounts of accounts receivable, accounts payable and accrued liabilities approximated their fair value because of the short-term maturities of these instruments.

Fair Value Measurements

ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), provides a comprehensive framework for measuring fair value and expands disclosures which are required about fair value measurements.  Specifically, ASC 820 sets forth a definition of fair value and establishes a hierarchy prioritizing the inputs to valuation techniques, giving the highest priority to quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable value inputs.  ASC 820 defines the hierarchy as follows:

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reported date. The types of assets and liabilities included in Level 1 are highly liquid and actively traded instruments with quoted prices, such as equities listed on the New York Stock Exchange.

Level 2 – Pricing inputs are other than quoted prices in active markets, but are either directly or indirectly observable as of the reported date.  The types of assets and liabilities in Level 2 are typically either comparable to actively traded securities or contracts, or priced with models using highly observable inputs.

Level 3 – Significant inputs to pricing that are unobservable as of the reporting date.  The types of assets and liabilities included in Level 3 are those with inputs requiring significant management judgment or estimation, such as complex and subjective models and forecasts used to determine the fair value of financial transmission rights.

Our financial instruments consist of cash, accounts receivable, accounts payables and accrued expenses.  The carrying values of cash, accounts receivable, accounts payables and accrued expenses approximate their fair value due to their short maturities.

Long-Lived Assets

In accordance with ASC 350, the Company regularly reviews the carrying value of intangible and other long-lived assets for the existence of facts or circumstances, both internally and externally, that suggest impairment. If impairment testing indicates a lack of recoverability, an impairment loss is recognized by the Company if the carrying amount of a long-lived asset exceeds its fair value.

Revenue recognition

Revenue is recognized on an accrual basis as earned under contract terms. Specifically, revenue from product sales is recognized subsequent to a customer ordering a product at an agreed upon price, delivery has occurred, and collectability is reasonably assured

Advertising costs

Advertising costs are expensed as incurred. No advertising costs were incurred during the three month periods ended September 30, 2013.

Comprehensive Income (Loss)

Comprehensive income is defined as all changes in stockholders' equity (deficit), exclusive of transactions with owners, such as capital investments. Comprehensive income includes net income or loss, changes in certain assets and liabilities that are reported directly in equity such as translation adjustments on investments in foreign subsidiaries and unrealized gains (losses) on available-for-sale securities. From our Inception there have been no differences between our comprehensive loss and net loss.

Net income (loss) per share

The net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares of common outstanding. Warrants, stock options, and common stock issuable upon the conversion of the Company's preferred stock (if any), are not included in the computation if the effect would be anti-dilutive and would increase the earnings or decrease loss per share.

Business Segments

The Company operates two reportable business segments – a petroleum mapping business and a real estate leasing business.

Recently Issued Accounting Standards

We have reviewed all recently issued, but not yet effective, accounting pronouncements and do not believe the future adoption of any such pronouncements may be expected to cause a material impact on our financial condition or the results of our operations.

3. SHARE EXCHANGE AGREEMENT

On August 14, 2013, pursuant to a Share Exchange Agreement (the “The Share Exchange Agreement”), Promap Corporation (the “Company”) acquired approximately 94% of the outstanding common stock of Advanced Cannabis Solutions, Inc. (“ACS”) in exchange for 12,400,000 shares of the Company’s common stock.

In connection with the Share Exchange Agreement:

●
the Company purchased 8,000,000 shares of its outstanding common stock from a former officer of the Company for $100,000.  These shares were then cancelled and returned to the status of authorized but unissued shares;

●	Robert Frichtel was appointed as a director and the Principal Executive and Financial Officer of the Company;

●	Roberto Lopesino was appointed Vice President of the Company; and

●	Steven Tedesco and Robert Carrington, Jr., resigned as officers and directors of the Company.

As a result of the acquisition, ACS is the Company’s 94% owned subsidiary and the former shareholders of ACS own approximately 88% of the Company’s common stock.  The Company plans to acquire the remaining outstanding shares of ACS at a later date (see Note 8 Subsequent Events below).

The Agreement has been accounted for as a reverse acquisition and recapitalization using accounting principles applicable to reverse acquisition. Under reverse acquisition accounting, ACS, the legal acquiree, is treated as the accounting acquirer of the Company. Consequently, ACS financial results are disclosed for all periods presented, while the Company’s financial results have only been consolidated with those of the existing ACS business from August 14, 2013 onward. All outstanding shares have been restated to reflect the effect of the Agreement.

The following table summarizes the estimated fair values of the Company’s assets acquired and liabilities assumed by the existing ACS business as on August 14, 2013:

Cash	$1,238
Accounts receivable	15,096
Accounts payable	(18,040)
The fair value of the Company’s net liabilities at the August 14, 2013 recapitalization
$(1,706)

4.   COMMITMENTS AND CONTINGENCIES:

Operating Leases and Long term Contracts

The Company rents office space for its corporate needs. The Company entered into a month-to-month lease agreement in July 2013 to lease 2,000 square feet for an annual rate of $12,000, paid monthly. The Company paid $3,000 for the lease of our corporate offices for the period ended September 30, 2013.

Legal

To the best of the Company’s knowledge and belief, no legal proceedings are currently pending or threatened.

5.   STOCK HOLDERS’ EQUITY:

Preferred Stock

The Company is authorized to issue 5,000,000 shares of preferred stock, with no par value.  No shares of preferred stock have been issued or are outstanding, and no rights, privileges or preferences have been determined and designated by the board of directors.

Common Stock

The Company is authorized to issue 100,000,000 shares of no-par value common stock.

On June 30, 2013, the Company issued 12,400,000 shares of common stock to its founders for cash consideration of $0.001 per share.

Between July 11, 2013 and August 8, 2013, the Company issued 707,000 shares of its common stock for cash consideration of $1.00 per share.

 On August 14, 2013, following the reverse merger of ACS with the Company, existing shareholders of the Company owned 9,724,200 shares of its common shares However, 8,000,000 of these shares were then immediately purchased by the Company for cash consideration of $100,000 and cancelled.

Between August 14, 2013 and September 19 2013, the Company issued a further 266,000 shares of its common stock for cash consideration of $1.00 per share.

At September 30, 2013, the Company had 15,097,200 shares of its common stock issued and outstanding.

6.   INCOME TAXES

The Company accounts for income taxes in accordance with FASB ASC 740 “Income Taxes”.  Deferred income taxes reflect the net effect of (a) temporary difference between carrying amounts of assets and liabilities for financial purposes and the amounts used for income tax reporting purposes, and (b) net operating loss carry-forwards. No net provision for refundable Federal income tax has been made in the accompanying statement of loss because no recoverable taxes were paid previously. Similarly, no deferred tax asset attributable to the net operating loss carry-forward has been recognized, as it is not deemed likely to be realized.

 The provision for refundable federal income tax consists of the following for the periods ending:

Three months ended September 30, 2013
Federal income tax benefit attributed to:
Net operating loss	$160,485
Valuation	(160,485)
Net benefit	$-

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

Inception (June 5, 2013)
to September 30, 2013
Deferred tax attributed:
Net operating loss carryover	$160,484
Less: change in valuation allowance	(160,484)
Net deferred tax asset	$-

At September 30, 2013 the Company had an unused net operating loss carry-forward approximating $472,016 that is available to offset future taxable income; the loss carry-forward will expire in 2033.

 7.   BUSINESS SEGMENT REPORTING

The Company operates two reportable business segments in Denver, Colorado and Colorado Springs, Colorado, as defined by ASC Topic 280:

●	Petroleum mapping business – sale of map products for gas and oil exploration.

●	Real estate leasing business – leasing of commercial real estate to cannabis operators.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see Note 2 above). The Company had no inter-segment sales for the periods presented. Summarized financial information concerning the Company’s reportable segments is shown as below:

	Inception (June 5, 2013) and the Three months ended September 30, 2013 Mapping Business	Inception (June 5, 2013) and the Three months ended September 30, 2013 Real Estate Business	Inception (June 5, 2013) and the Three months ended September 30, 2013 Total
Revenues, net	$455	$--	$455
Cost of revenues	(183)	--	(183)
Gross profit	272	--	272
Net loss	(8,957)	(463,059)	(472,016)
Total assets	$10,160	$463,394	$473,554
Expenditure for long-lived assets	$--	$--	$--

8. SUBSEQUENT EVENTS

On October 28, 2013, the Company issued 770,000 shares of its common stock to acquire the remaining 6% of ACS’ issued and outstanding share capital. Consequently effective that date, ACS became a 100% owned subsidiary of the Company.

The Company has evaluated all subsequent events through the date these financial statements were issued. Other than those set out above, there have been no subsequent events after September 30, 2013, for which disclosure is required.

ACS Sept 2013 10-Q Fin Statements 12-12-13

PART II
Information Not Required in Prospectus
Item 13.                 Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered.

SEC Filing Fee	$3,890
Blue Sky Fees and Expenses	1,000
Legal Fees and Expenses	50,000
Accounting Fees and Expenses	10,000
Miscellaneous	5,110
TOTAL	$70,000

     All expenses other than the SEC filing fee are estimated.

Item 14.                 Indemnification of Officers and Directors

Our Articles of Incorporation provide that we may indemnify any and all of our officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in our best interest.

Item 15.                 Recent Sales of Unregistered Securities.

        On August 14, 2013, we acquired 12,400,000 shares of Advanced Cannabis Solutions, Inc., (“ACS”) a private Colorado corporation, in exchange for 12,400,000 shares of our common stock.  The 12,400,000 shares were owned by 18 persons, ten of which were accredited investors.

On November 19, 2013 we acquired the remaining 973,000 outstanding shares of ACS in exchange for the issuance of 973,000 shares of our common stock to the former shareholders of ACS.  In connection with the transaction, we issued 973,000 Series A warrants to the former ACS shareholders in exchange for a like number of warrants held by the former ACS shareholders.  The Series A warrants we issued have the same terms as the warrants exchanged by the former ACS shareholders.  The 973,000 shares were owned by 59 persons, all of which were accredited investors.

We relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933 with respect to the sale and issuance of the shares and warrants described above.  The purchasers of these securities were sophisticated investors who were provided full information regarding our business and operations.  There was no general solicitation in connection with the offer or sale of these securities.  The purchasers acquired the securities for their own accounts.  The securities cannot be sold unless pursuant to an effective registration statement or an exemption from registration.

During December 2013 and January 2014 we sold convertible promissory notes in the principal amount of $2,135,000 to 34 accredited investors.  The notes bear interest at 12% per year, payable quarterly, mature on October 31, 2018 and are convertible into shares of our common stock, initially at a conversion price of $5.00 per share.

The convertible notes were not registered under the Securities Act of 1933 and are restricted securities.  We relied upon the exemption provided by Rule 506 of the Securities and Exchange Commission in connection with the sale of these securities. The persons who acquired these securities were sophisticated investors and were provided full information regarding the Company’s business and operations. There was no general solicitation in connection with the offer or sale of these securities. The persons who acquired the convertible notes acquired them for their own accounts. The convertible notes cannot be sold except pursuant to an effective registration statement or an exemption from registration.  We paid a commission of $213,500 and a non-accountable expense allowance of $32,100 to the placement agents for this offering.  We paid a commission of $213,500 and a non-accountable expense allowance of $32,100 to the placement agent for the convertible note offering described above.

The placement agent for our convertible note offering also received 213.5 Series B warrants.  Each Series B warrant allows the holder to purchase 200 shares of our common stock at a price of $5.00 per share.  The Series B warrants expire on October 31, 2018.

On January 21, 2014 we signed an agreement with Full Circle Capital Corporation.  The agreement provides that Full Circle will initially provide $7.5 million to us in the form of Senior Secured Convertible Notes, subject to certain conditions.  Full Circle also purchased, for $500,000, Series C warrants which allow Full Circle to purchase up to 1,000,000 shares of our common stock at any time on or prior to January 21, 2017 at a price of $5.50 per share.

The Series B and Series C warrants were not registered under the Securities Act of 1933 and are restricted securities.  We relied upon the exemption provided by Rule 506 of the Securities and Exchange Commission in connection with the sale of these warrants. The persons who acquired these warrants were sophisticated investors and were provided full information regarding our business and operations. There was no general solicitation in connection with the offer or sale of the warrants. The persons who acquired the warrants acquired them for their own accounts. The warrants cannot be sold except pursuant to an effective registration statement or an exemption from registration.

Item 16.                 Exhibits

The following Exhibits are filed with this Registration Statement:

Exhibit Number	Exhibit Name

2	Articles of Merger (Acquisition of shares in Advanced Cannabis Solutions)

3.1	Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 filed with Form S-1 filed with the SEC on November 25, 2009)

3.2	Articles of Amendment (incorporated by reference herein to Exhibit 3.2 filed with Form S-1 filed with the SEC on November 25, 2009)

3.3	Amended and Restated Articles of Incorporation (incorporated by reference herein to Exhibit 3.3 filed with Form S-1 filed with the SEC on November 25, 2009)

3.4	Bylaws (incorporated by reference herein to Exhibit 3.4 filed with Form S-1 filed with the SEC on November 25, 2009)

3.5	Articles of Amendment (name change)

10	Share Exchange Agreement (1)

10.1	Securites Purchase Agreement (2)

10.2	Warrant (Series C) (2)

10.3	Registration Rights Agreement (2)

10.4	Form of Convertible Note (2)

10.5	Form of Guarantee (2)

10.6	Form of Security Agreement (2)

10.7	Agreement Regarding Sale of Oil and Gas Mapping Business

10.8	Note and Deed of Trust (Pueblo County, Colorado purchase)

10.9	Form of Convertible Note

10.10	Form of Series A Warrant

10.11	Form of Series B Warrant (to be filed by amendment)

10.12	Lease Agreement (Pueblo Property)

23.1	Consent of Accountants

23.2	Share Exchange Agreement (1)

(1)	Incorporated by reference to the same exhibit filed with our 8-K report dated August 14, 2013.

(2)	Incorporated by reference to the same exhibit filed with out 8-K/A report dated January 21, 2014.

Item 17.                  Undertakings

The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)         To include any prospectus required by Section l0 (a)(3) of the Securities Act:

( ii)         To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of l933 (the “Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)         If the registrant is relying on Rule 430B:

(A)       Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)         If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)         Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)         Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)         Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of l933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Colorado Springs, Colorado on the 11 day of February 2014.

ADVANCED CANNABIS SOLUTIONS, INC.

By:	/s/ Robert L. Frichtel
Robert L. Frichtel, Chief Executive Officer

In accordance with the requirements of the Securities Act of l933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Robert L. Frichtel	Principal Executive Officer, and a Director	February 11, 2014
Robert L. Frichtel

/s/ Christopher Taylor	Principal Financial and Accounting Officer	February 11, 2014
Christopher Taylor

ADVANCED CANNABIS SOLUTIONS, INC.

FORM S-1

EXHIBITS